EXHIBIT 99.1

CB FINANCIAL CORPORATION
3710 NASH STREET NORTH
WILSON, NORTH CAROLINA

PRESS RELEASE

Contact:	Norman B. Osborn
President and Chief Executive Officer
(252) 243-5588

CB FINANCIAL CORPORATION ANNOUNCES DEREGISTRATION
UNDER THE SECURITIES AND EXCHANGE ACT

WILSON, N.C. - March 3, 2008 - The Board of Directors of CB Financial Corporation (OTC: SSFC) has announced that the Company has filed a Form 15 with the Securities and Exchange Commission (“SEC”) to deregister its common stock under Section 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”).

On February 26, 2008, at a special meeting of stockholders, the Company stockholders approved six amendments to the Company’s Articles of Incorporation which are now effective. The amendments provided for the following: (i) the authorization of 1,000,000 shares of a new Series A Preferred Stock, (ii) the authorization of 500,000 of a new Series B Preferred Stock, (iii) a 1-for-132 reverse stock split of the Company’s common stock with a cash payout for fractional shares resulting from the reverse split equal to $20.00 for each pre-split share (the “Reverse Stock Split”), (iv) a 132-for-1 forward stock split that was effective following the Reverse Stock Split (the “Forward Stock Split”), (v) the conversion of all outstanding shares of common stock held by record shareholders owning fewer than 264 shares following the Reverse Stock Split and the Forward Stock Split to a new class of Series B Preferred Stock, and (vi) the conversion of all outstanding shares of Common Stock held by record shareholders owning 264 or more shares, but fewer than 792 shares, following the Reverse Stock Split and the Forward Stock Split to a new class of Series A Preferred Stock (the Series A and Series B conversions, collectively, are the “Conversions” and together with the Reverse Stock Split and Forward Stock Split, the “Reorganization”).

The Reverse Stock Split became effective February 28, 2008 at 6:00 p.m., the Forward Stock Split was effective February 29, 2008 at 6:00 a.m., and the Conversions became effective February 29, 2008 at 7:00 a.m. Eastern Time. The Reorganization did not directly affect the shares of any shareholder who held any number of common stock shares in their broker’s name immediately prior to the Reverse Stock Split—they continued to own their shares of the Company’s common stock after the Reorganization.

As a result of the Reorganization, the Company now has fewer than 300 shareholders of record. On March 3, 2008, the Company filed a Form 15 with the Securities and Exchange Commission. This had the effect of deregistering the Company’s common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The reasons for deregistering as a reporting company under the Exchange Act are set out more particularly in the proxy statement delivered to shareholders on or about January 25, 2008 for the special meeting of stockholders held on February 26, 2008. As a result of the Company’s deregistration under the Exchange Act, the Company has terminated its obligations to file reports with the SEC. As a non-reporting company, Cornerstone Financial Corporation will no longer file periodic reports with the SEC, including annual reports on Form 10-KSB and quarterly reports on Form 10-QSB.

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